Exhibit 19.1

COGENT BIOSCIENCES, INC.

STATEMENT OF COMPANY POLICY ON
INSIDER TRADING AND DISCLOSURE

This memorandum sets forth the policy of Cogent Biosciences, Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities or those of other companies with whom the Company has a business relationship, such as the Company’s customers, distributors and suppliers, licensing, collaboration or joint-venture counterparties, contract research organizations, contract manufacturing organizations or a firm with which the Company is negotiating a major transaction (a “Related Company”) as described below and the disclosure of information concerning the Company or a Related Company. This Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy. Please contact Evan Kearns, the Chief Legal Officer at evan.kearns@cogentbio.com, if you have any questions regarding the policy.

A.
To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to the Company’s directors, officers, employees, and designated consultants and contractors, and continues to apply following the termination of any such individual’s service to or employment with the Company until any material, nonpublic information possessed by such individual has become public or is no longer material. The same restrictions that apply to you also apply to anyone that lives in your household (other than household employees) and any family members who do not live in your household but whose transaction in Company securities are directed by you or are subject to your influence or control, and to any investment fund, trust, retirement plan, partnership, corporation or other entity over which you or your family members have the ability to influence or direct investment decisions concerning securities. You are responsible for ensuring compliance with this Insider Trading Policy by all .

All members of the Board of Directors and designated officers and employees also must comply with the Company’s Special Trading Procedures for Insiders (the “Trading Procedures”), which supplement and shall be deemed a part of this Insider Trading Policy.1 Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and for certain persons also require the pre-clearance of all transactions in the Company’s securities. You will be notified if you are required to comply with the Trading Procedures.

In the event that you leave our Company for any reason, this Insider Trading Policy will continue to apply to you, and other persons who have a relationship with you who are subject to

1 Please refer to the Special Trading Procedures for Insiders.

this policy, until the first trading day after any material, nonpublic information known to you has become public or is no longer material.

It is the Company’s policy to comply with all applicable securities laws when issuing or repurchasing its securities.

B.
What is Prohibited by this Insider Trading Policy?

It is generally illegal for any director, officer or employee of the Company to trade in the securities of the Company or a Related Company while in the possession of material, nonpublic information about the Company or such Related Company, respectively. It is also generally illegal for any director, officer or employee of the Company to disclose material, nonpublic information about the Company or a Related Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Your failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of your employment or service relationship with the Company.

Prohibited Activities

When you know or are in possession of material, nonpublic information about the Company or a Related Company, you generally are prohibited from the following activities:

•
trading in the Company’s or such Related Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company or such Related Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s or such Related Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s or such Related Company’s securities;
•
having others trade for you in the Company’s or such Related Company’s securities;
•
giving trading advice of any kind about the Company or such Related Company except that you should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy; and

disclosing the material, nonpublic information about the Company or such Related Company to anyone else who might then trade, or suggesting to anyone that they purchase or sell the Company’s or such Related Company’s securities when you are aware of material, nonpublic information (these practices, known as “tipping”, also violate the law and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed material, nonpublic information). As noted above, these prohibitions also apply to anyone that lives in your household (other than household employees); any family members who do not live in your household but whose transaction in Company securities are directed by you or are subject

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to your influence or control; and any investment fund, trust, retirement plan, partnership, corporation or other entity over which you have the ability to influence or direct investment decisions concerning securities.

This Insider Trading Policy does not apply to an exercise of an employee stock option when payment of the exercise price is made in cash. The policy does apply, however, to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Definition of Material, Nonpublic Information

This Insider Trading Policy prohibits you from trading in the Company’s or a Related Company’s securities if you are in possession of information about the Company or such Related Company that is both “material” and “nonpublic.”

What is “Material” Information?

Information about the Company or a Related Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company or such Related Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s or such Related Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•
developments regarding any programs in clinical development, including recent regulatory interaction and/or data that have been recently generated from ongoing or recently completed clinical trials and regulatory decisions;
•
developments regarding the intellectual property and/or freedom to operate for any of the current programs or product candidates under development;
•
projections of future earnings or losses, or other earnings guidance;
•
financial results, including any earnings or revenue or cash burn/runway that are inconsistent with the consensus expectations of the investment community;

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•
potential restatements of financial statements, changes in auditors or auditor notification regarding non-reliance on an auditor’s audit report;
•
pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•
changes in management or the Board of Directors;
•
actual or threatened litigation or governmental investigations or major developments in such matters;
•
the interruption of production or other aspects of the Company’s business as a result of an accident, fire, natural disaster or public health emergency;
•
developments regarding product candidates, products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•
changes in capital allocation priorities or dividend policy, declarations of stock splits, or public or private sales of additional securities;
•
potential defaults under credit agreements or indentures, or the existence of material liquidity deficiencies;
•
data breaches or other cybersecurity incidents;
•
bankruptcies or receiverships; and
•
the imposition of a trading “blackout” by the Company on transactions in Company securities or the securities of a Related Company.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s or such Related Company’s securities.

What is “Nonpublic” Information?

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s or a Related Company’s public release of the information.

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For example, if the Company announces material information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.

C.
What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and The Nasdaq Stock Market are very effective at detecting and pursuing insider trading cases. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

•
disgorgement of the profit gained or loss avoided by the trading;
•
payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•
payment of criminal penalties of up to $5,000,000;
•
payment of civil penalties of up to three times the profit made or loss avoided; and
•
imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of approximately $2,500,000 (subject to periodic inflation adjustments) or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

D.
Does the Company have any Other Policies Regarding Confidential Information?

The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information and the use of social media and other online platforms. These

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policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.

E.
How Do You Report a Violation of this Insider Trading Policy?

If you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you must report the violation immediately to the Chief Legal Officer. However, if the conduct in question involves the Chief Legal Officer, or if you have reported such conduct to the Chief Legal Officer and you do not believe that he has dealt with it properly, or if you do not feel that you can discuss the matter with the Chief Legal Officer, you may raise the matter with the Chief Executive Officer or Chief Financial Officer.

F.
Is This Insider Trading Policy Subject to Modification?

The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered to you by regular or electronic mail (or other delivery option used by the Company) by the Company.

Last amended: May 16, 2024.

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Exhibit 19.1

COGENT BIOSCIENCES, INC.

______________________

SPECIAL TRADING PROCEDURES FOR INSIDERS

To comply with federal and state securities laws governing insider trading, Cogent Biosciences, Inc. (the “Company”) has adopted these Special Trading Procedures for Insiders (“Trading Procedures”) as an addendum to the Company’s Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). These Trading Procedures are in addition to and supplement the Company’s Insider Trading Policy, which is distributed to all directors, officers, employees, consultants and contractors of the Company.

A.
SCOPE

These Trading Procedures generally regulate securities trades by all directors and executive officers of the Company and certain designated employees (which initially shall be all employees) and consultants of the Company and its subsidiaries who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company (collectively, these persons are referred to as “Insiders”). As noted below, the pre-clearance Trading Procedures set forth in Section C apply only to a subset of Insiders—all directors and executive officers of the Company and certain employees, consultants and contractors of the Company and its subsidiaries who are so designated from time to time (collectively, these persons are referred to as “Pre-Clearance Insiders” and, for the avoidance of doubt, if you are, or are designated, a Pre-Clearance Insider, you are also an Insider for purposes of these Trading Procedures).

These Trading Procedures also apply to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

•
anyone that lives in the Insider’s household (other than household employees);
•
any family members who do not live in your household but whose transaction in Company securities are directed by you or are subject to your influence or control;
•
all trusts, family partnerships and other types of entities formed for the benefit of the Insider or the Insider’s family members over which the Insider has the ability to influence or direct investment decisions concerning securities;
•
all persons who execute trades on behalf of the Insider; and
•
all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which the Insider has the ability to influence or direct investment decisions concerning securities; provided, however, that these Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and the Insider has included such entity on the Insider’s signed acknowledgment in the attached form.

Insiders are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Affiliated Persons. Unless the context otherwise requires, references to “Insiders” and “Pre-Clearance Insiders” in these Trading Procedures refer collectively to Insiders or Pre-Clearance Insiders, as applicable, and their Affiliated Persons.

These Trading Procedures apply to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock, restricted stock or restricted stock units, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange- traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

The special trading restrictions set forth in these Trading Procedures continue to apply to Insiders following the termination of any such Insider’s service to or employment with the Company until any material, nonpublic information possessed by such Insider has become public or is no longer material.

B.
SPECIAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS

Please see the Insider Trading Policy for a description of prohibited activities applicable to all Insiders. In particular, no Insider may trade in any type of securities of the Company if such Insider is in possession of material, nonpublic information about the Company, unless the trade has been effected in compliance with a pre-approved Rule 10b5-1 Plan. This prohibition applies even if the transaction would occur during an open trading window or a Pre-Clearance Insider receives pre-clearance, in accordance with these Trading Procedures.

Please see the Insider Trading Policy for a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information. Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Compliance Officer identified below for guidance. The Company has designated Evan Kearns, its Chief Legal Officer, as its insider trading compliance officer (the “Compliance Officer”).

In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, Insiders are subject to the following special trading restrictions:

1.
Special Blackout Periods

There are times when the Company or certain members of its board of directors or senior management or support staff may be aware of a material, nonpublic development. Although an Insider may not know the specifics of such development, if an Insider engages in a trade before such development is disclosed to the public or resolved, such Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such a period could result in adverse publicity for the Company.

Therefore, Insiders may not trade in Company securities if they are notified by the Compliance Officer that the trading window is closed because of the existence of a material, nonpublic development. Insiders should not disclose to others the fact that they are prohibited from trading, as the existence of a special blackout period may, itself, be deemed material non-public information. The Compliance Officer will subsequently notify the Insiders once the material, nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the Compliance Officer will undertake reasonable efforts to notify the Insiders that material, nonpublic events have developed, or are soon likely to develop, it is each Insider’s individual duty to ensure that they do not make any trade in Company securities when material, nonpublic information exists, regardless of whether such Insider is aware of such development.

2.
No Short Sales.

No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).

3.
No Purchases or Sales of Derivative Securities or Hedging Transactions.

No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities.

4.
No Company Securities Subject to Margin Calls.

No Insider may use the Company’s securities as collateral in a margin account.

5.
No Pledges by Insider Without Pre-Approval.

No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee of the Board of Directors. Any request for approval of such a pledge by an Insider must be submitted to the Audit Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge. Any such request submitted by an Insider will be considered by the Audit Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.

6.
Distributions, Gifts and Other Transfers for No Consideration are Subject to Same Restrictions as All Other Securities Trades.

No Insider may give or make any other transfer of Company securities without consideration (e.g., a partnership distribution) during a period when the Insider is not permitted to trade. Such restriction shall not apply to transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account that you control). In addition, Pre-Clearance

Insiders must pre-clear all gifts of Company securities in accordance with the pre-clearance Trading Procedures below.

7.
All Trades by Pre-Clearance Insiders Must be Pre-Cleared by the Compliance Officer.

No Pre-Clearance Insider may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth in Section C below. The Compliance Officer will review and either approve or prohibit all proposed trades by Pre-Clearance Insiders in accordance with such procedures. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from John Green, the Company’s Chief Financial Officer. If you are unable to contact the Compliance Officer, or if you do not feel you can discuss the matter with the Compliance Officer, you may contact the Chief Executive Officer or Chief Financial Officer, who shall be the alternate Compliance Officers (the Compliance Officer and the alternate Compliance Officers are collectively referred to as the “Compliance Officer” in these Trading Procedures).

C.
PRE-CLEARANCE PROCEDURES

Procedures. No Pre-Clearance Insider may trade in Company securities until:

•
The Pre-Clearance Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to these Trading Procedures. In order to provide adequate time for the preparation of any required reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;
•
The Pre-Clearance Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Pre-Clearance Insider is not in possession of material, nonpublic information concerning the Company;
•
The Pre-Clearance Insider has informed the Compliance Officer whether, to the Pre-Clearance Insider’s best knowledge, (a) the Pre-Clearance Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
•
The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Pre-Clearance Insider from, the consequences of prohibited insider trading.

Additional Information. Pre-Clearance Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by a Pre-Clearance Insider. The Compliance Officer may reject any trading request at his or her sole discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. If a Pre-Clearance Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason. If a proposed transaction is not approved under the pre-clearance policy, the Pre-Clearance Insider may not transact in Company securities and he or she should not inform anyone within or outside of the Company of the restriction.

Completion of Trades. After receiving written clearance to engage in a trade signed by the Compliance Officer, a Pre-Clearance Insider must complete the proposed trade within five (5) business days or make a new trading request, but regardless may not execute the proposed trade if he or she acquires material non-public information concerning the Company during that time.

Post-Trade Reporting. Any transactions in the Company’s securities by a Pre-Clearance Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to these Trading Procedures on the same day in which such a transaction occurs. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

Each report a Pre-Clearance Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Pre-Clearance Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

D.
EXEMPTIONS

Pre-Approved Rule 10b5-1 Plan. Transactions effected pursuant to a pre-approved Rule 10b5-1 plan will not be subject to the Company’s trading windows, blackout periods or preclearance procedures, and Pre-Clearance Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when the Insider may be in possession of material, nonpublic information at the time of such trade. If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan must:

•
satisfy the requirements of Rule 10b5-1;
•
be documented in writing and signed by such Insider;
•
be adopted during an open trading window when such Insider does not possess material, nonpublic information;
•
either: (i) specify the amount, price and date of the sales (or purchases) of the Company’s securities to be effected, (ii) provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or (iii) delegate decision-making authority with regard to these transactions to a broker or other agent without any material, nonpublic information about the Company or its securities (for the avoidance of doubt, an Insider may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Plan and may not enter into or alter a corresponding or hedging transaction or position with respect to the securities subject to such plan);
•
if an Insider is a director or officer (“Section 16 officer”), as defined in Rule 16a-1(f) under the Exchange Act, the Rule 10b5-1 Plan must include the following certifications: (1) the Insider is not aware of any material, nonpublic information about the Company or the Company’s securities; and (2) the Insider is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act; and
•
be pre-approved by the Compliance Officer.

Insiders must enter into the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Insiders must act in good faith with respect to the Rule 10b5-1 Plan for the entirety of its duration.

The first trade under the Rule 10b5-1 Plan may not occur until the expiration of a cooling-off period as follows: (i) if an Insider is a director or Section 16 officer, the later of (1) two business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days; or (ii) if an Insider is not a director or Section 16 officer, 30 days after adoption of the Rule 10b5-1 Plan.

No more than one Rule 10b5-1 Plan can be effecting trades at a time (except for one additional Rule 10b5-1 Plan that only authorizes “sell-to-cover” transactions to satisfy tax withholding obligations). In addition, Insiders may not enter into more than one single-trade Rule 10b5-1 Plan within a 12-month period.

Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Compliance Officer.

Any modification, amendment or termination of an Insider’s existing Rule 10b5-1 Plan requires pre-approval by the Compliance Officer and typically will not be pre-approved unless there is an open trading window and such Insider is not aware of material, nonpublic information. Any modification or amendment to the amount, price, or timing of the purchase or sale of the securities underlying an approved Rule 10b5-1 Plan will be deemed to be a termination of the current Rule 10b5-1 Plan and creation of a new Rule 10b5-1 Plan and subject to all the requirements for establishing a Rule 10b5-1 Plan. If an Insider terminates a Rule 10b5-1 Plan prior to its stated expiration, the first trade under a later-commencing plan must not be scheduled to occur until after the effective cooling-off period following the termination of the earlier plan.

The Compliance Officer may refuse to approve a Rule 10b5-1 Plan (or the modification, amendment or termination of such a plan) as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1, the Company’s Insider Trading Policy or these Trading Procedures. The Compliance Officer may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If the Compliance Officer does not approve an Insider’s Rule 10b5-1 Plan, such Insider must adhere to the trading windows and, in the case of a Pre-Clearance Insider, the pre-clearance procedures set forth above until such time as a Rule 10b5-1 Plan is approved.

Employee Benefit Plans.

1.
Exercise of Stock Options. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Pre-Clearance Insiders must comply with the trading procedures described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of these Trading Procedures and the Insider Trading Policy. Moreover, these Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.
Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with these Trading Procedures.
3.
Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2018 Employee Stock Purchase Plan. However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with these Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of these Trading Procedures.
E.
WAIVERS

A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by the Compliance Officer, his or her designee or the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.

F.
ACKNOWLEDGMENT

In addition to the Company’s Insider Trading Policy, these Trading Procedures will be delivered to all current Insiders and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of these Trading Procedures, each Insider must acknowledge that he or she has received a copy and agrees to comply with the terms of these Trading Procedures and the Insider Trading Policy. Such Insider shall return the acknowledgment attached hereto within ten (10) days of receipt to the Compliance Officer.

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or these Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Insiders will be required upon the Company’s request to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications).

__________________________

Failure to observe these Trading Procedures and the Insider Trading Policy could lead to significant legal problems, and could have other serious consequences, including termination of employment. Questions regarding these Trading Procedures or the Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

Last amended: May 16, 2024.

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) and the Special Trading Procedures for Insiders (the “Trading Procedures”) of Cogent Biosciences, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my
“Affiliated Persons” (as defined in the Trading Procedures and including any such persons listed below). I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy or the Trading Procedures, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy or the Trading Procedures.

Date: _____________________	Signature: __________________ Name: _____________________ Title: _____________________

STOCK TRANSACTION REQUEST

Pursuant to Cogent Bioscience Inc’s Special Trading Procedures for Pre-Clearance Insiders (the “Trading Procedures”), I hereby notify Cogent Biosciences, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION Pre-Clearance Insider’s Name: _______________________________

INTENT TO PURCHASE Number of shares: _________________ Intended trade date: ________________ Means of acquiring shares:	☐ Acquisition through employee benefit plan (please specify): ____________ ☐ Purchase through a broker on the open market: ☐ Other (please specify): __________________________________________

INTENT TO SELL / GIFT Number of shares: ________________ Intended trade date: _______________ Means of selling shares:	☐ Sale through employee benefit plan (please specify): __________________ ☐ Sale through a broker on the open market: ☐ Other (please specify): ___________________________________________

CERTIFICATION

I hereby certify that (1) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure, and (2) I am not purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

______________________ ______________________

Pre-Clearance Insider’s Signature Date

AUTHORIZED APPROVAL ______________________ ______________________ Signature of Compliance Officer (or designee) Date

CONFIRMATION OF TRANSACTION

I hereby confirm that the transaction(s) requested above was (were) executed as follows:

 Purchase of shares:

    *Number of shares:_______ Price per share:_______ Date and approximate time of purchase:_______

 Sale of shares:

    *Number of shares:_______ Price per share:_______ Date and approximate time of sale:_______

______________________ ______________________

Pre-Clearance Insider’s Signature Date

Signature:________________________________________ Date______________________________________

*NOTE: Multiple lots must be listed on separate forms or broken out herein.